Filed Pursuant to Rule 433 Registration Statement Number 333-189888 December 17, 2013
Royal Bank of Canada –Barrier Notes Linked to the Common Stock of Halliburton Company
Trade Details & Characteristics
Issuer:	Royal Bank of Canada (“RBC”)
Pricing Date:	Expected to be December 20, 2013
Issue Date:	Expected to be December 26, 2013
Reference Stock:	The common stock of Halliburton Company (Bloomberg ticker symbol “HAL”)
Payment at Maturity:
A cash payment at maturity per $1,000 principal amount of Notes equal to:
  o   if the Final Level is greater than the Initial Level, $1,000 + ($1,000 x the less of (i) Percentage Change and (ii) Maximum Return).
  o   if the Final Level is equal to or less than the Initial Level but greater than or equal to the Barrier Level, $1,000
  o   if the Final Level is less than the Barrier Level, $1,000 + ($1,000 x Percentage Change).

Maximum Return:	24%
Barrier Level:	80% of the Initial Level
Percentage Change:	(Final Level – Initial Level) / Initial Level
Initial Level:	The closing price of the Reference Stock on the Pricing Date.
Final Level:	The arithmetic average of the closing prices of the Reference Stock on each of the valuation dates.
Valuation Dates: †	December 24, 2014, December 26, 2014, December 29, 2014, December 30, 2014, and December 31, 2014
Maturity Date: †	January 6, 2015
Fees and Commissions:	J.P. Morgan Securities LLC, acting as placement agent, will receive a fee from us or one of our affiliates of $10 per $1,000 in principal amount of the Notes.
Return Profile
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If the price of the Reference Stock does not decline by more than 20%, the Notes provide opportunity for a return at maturity equal to the Percentage Change, subject to the Maximum Return. Any payment on the Notes is subject to RBC’s ability to pay its obligations as they become due.

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Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their investment if the price of the Reference Stock declines by more than 20%. You could lose your entire investment.

Product Risks
•	Investment may result in a loss of up to 100%. If the Final Level is less than the Barrier Level, you will be fully exposed to the depreciation in the price of the Reference Stock.
•	The Notes are subject to the Maximum Return.
•	The Notes do not pay interest.
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Although the return on the Notes will be based on the performance of the Reference Stock, the payment of any amount due on the Notes is subject to the credit risk of RBC. Investors are dependent on RBC’s ability to pay all amounts due on the Notes and, therefore, investors are subject to RBC’s credit risk.

•	See next page for additional risks.

Hypothetical Payment at Maturity*

Hypothetical Payment at Maturity
Final Level	Percentage Change	Payment at Maturity	Note Return
$100.00	100.00%	$1,240.00	24.00%
$75.00	50.00%	$1,240.00	24.00%
$62.00	24.00%	$1,240.00	24.00%
$60.00	20.00%	$1,200.00	20.00%
$57.50	15.00%	$1,150.00	15.00%
$52.50	5.00%	$1,050.00	5.00%
$50.00	0.00%	$1,000.00	0.00%
$47.50	-5.00%	$1,000.00	0.00%
$45.00	-10.00%	$1,000.00	0.00%
$40.00	-20.00%	$1,000.00	0.00%
$35.00	-30.00%	$700.00	-30.00%
$25.00	-50.00%	$500.00	-50.00%
$0.00	-100.00%	$0.00	-100.00%

* The graph and the table illustrate the hypothetical Payments at Maturity for a $1,000 principal amount of Notes for a hypothetical range of performance of the Reference Stock and are based on a hypothetical Initial Level of $50.00. These hypothetical results set forth above are for illustrative purposes only. The actual payment at maturity will be based on the Final Level. Any payment on the Notes is subject to RBC’s ability to pay its obligations as they come due. The numbers above have been rounded for ease of analysis.

† Subject to postponement as described in the applicable product prospectus supplement

J.P. Morgan Securities LLC Placement Agent

Product Risks (continued)

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Investors in the Notes could lose all or a substantial portion of their principal amount if the price of the Reference Stock decreases by more than 20%. You will lose 1% of the principal amount of your Notes for each 1% that the Final Level is less than the Initial Level if the Percentage Change is less than -20%.

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Investors in the Notes will not receive a return that exceeds the Maximum Return, regardless of the appreciation in the price of the Reference Stock.  Accordingly, if the price of the Reference Stock rises significantly, the Notes may underperform the Reference Stock. The maximum payment on the Notes is expected to be $1,240 per $1,000 principal amount of Notes.

•	The estimated initial value of the Notes that we will provide in the final pricing supplement will be an estimate only, and will be less than the price to the public.

•	As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the Reference Stock.

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The Notes will not be listed on any securities exchange. RBC (or its affiliates) intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes when you wish to do so. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBC (or its affiliates) is willing to buy the Notes.

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RBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging RBC’s obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of RBC are potentially adverse to your interests as an investor in the Notes.

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In addition to the price of the Reference Stock, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including the actual and expected volatility of the Reference Stock, the time to maturity of the Notes, the dividend rate on the Reference Stock, interest and yield rates in the market generally, investors’ expectations with respect to the rate of inflation, geopolitical conditions and a variety of economic, financial, political, regulatory and judicial events that affect the Reference Stock, and our creditworthiness, including actual or anticipated downgrades in our credit ratings.

The risks set forth in the section entitled “Product Risks” above are only intended as summaries of some of the risks relating to an investment in the Notes. Prior to investing in the Notes, you should, in particular, review the “Product Risks” above, the “Selected Risk Considerations” section in the applicable free writing prospectus and the “Additional Risk Factors Specific to the Notes” section of the product prospectus supplement, which set forth additional risks relating to an investment in the Notes.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer on the date the Notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

Disclaimer

IRS Circular 230 Notice: To ensure compliance with IRS Circular 230, you are hereby notified that: (a) any discussion of federal tax issues contained or referred to herein is not intended or written to be used, and cannot be used, by you for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code; (b) such discussion is written in connection with the promotion or marketing by us of the transactions or matters addressed herein; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.

 Investment suitability must be determined individually for each investor, and the Notes described herein may not be suitable for all investors. The product described herein should generally be held to maturity as early sales could result in lower than anticipated returns and loss of principal. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This document is a summary of the terms of the Notes and factors that you should consider before deciding to invest in the Notes. RBC has filed a registration statement (including a free writing prospectus, product prospectus supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the free writing prospectus dated December 17, 2013, Product Prospectus Supplement ERN-ES-1 dated July 26, 2013, Prospectus Supplement dated July 23, 2013 and Prospectus dated July 23, 2013, to understand fully the terms of the Notes and other considerations that are important in making a decision about investing in the Notes. You may obtain these documents by phoning RBC Capital Markets, LLC toll-free at 1-866-609-6009. You may also access these documents without cost on the SEC Web site at www.sec.gov as follows:

Free Writing Prospectus dated December 17, 2013

http://www.sec.gov/Archives/edgar/data/1000275/000121465913007075/f1216132fwp.htm

Product Prospectus Supplement ERN-ES-1 dated July 26, 2013:

http://www.sec.gov/Archives/edgar/data/1000275/000121465913004117/e725135424b5.htm

Prospectus Supplement dated July 23, 2013:

http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Prospectus dated July 23, 2013:

http://www.sec.gov/Archives/edgar/data/1000275/000121465913004117/e725135424b5.htm